Staffing 360 Solutions Releases Chairman’s Letter to Shareholders

Record 2017 Results; Setting the Stage for Continuing Growth

New York, NY – April 23, 2018 – Staffing 360 Solutions, Inc. (NASDAQ CM: STAF) (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the US and the UK, today released a letter from Brendan Flood, Chairman and Chief Executive Officer.   (Click here to download a PDF version)

Dear Employees and Shareholders:

As Chairman and CEO of Staffing 360 Solutions, I am pleased to take this opportunity to discuss the significant milestones we achieved in 2017, and update our shareholders on the opportunities, growth initiatives we are pursuing, and our goals for 2018.

Record 2017 Results; Setting the Stage for Continuing Growth

Historical Financial Performance

In 2017, the Company changed its fiscal year end to December. All periods shown are for 12 months.  The 2017 pro-forma assumes that acquisitions of CBSbutler and firstPRO had closed on January 1, 2017.

2017 was the best year in our history, a year in which we reported record revenue, record gross profit, and record adjusted EBITDA. For full year 2017 as compared to full year 2016, our revenues grew by 6% to $192.7 million, gross profit increased by 16% to $36.7 million, gross margins strengthened to 19.1%, and adjusted EBITDA increased by $2.3 million to $7.4 million.

The year just ended also marked a major turning point in the evolution of our Company.  We expanded our geographic presence organically and via acquisitions, strengthened our balance sheet, and re-shaped our organizational structure.  In the aggregate, we believe that these actions have positioned the Company to generate positive cash flow beginning in 2018 while advancing us towards our goal of becoming a $500 million revenue company within the next two years.

Specifically, during 2017 we:

•

Completed a significant capital raise: a $40 million senior note with Jackson Investment Group helped us materially refinance our existing balance sheet and close on two significant acquisitions, discussed later in this letter. We restructured our debt as a note with a three-year term and zero amortization prior to maturity, thus addressing an important issue that over the years put considerable strain on our cash availability and usage.  We now have the flexibility to utilize part of our cash flow for working capital purposes and improve/expand our operations.

•

Renegotiated the terms of two existing credit facilities: the $25 million accounts receivable facility in the US and the £11.5 million (~$16 million) facility in the UK to substantially more attractive terms.

•

Completed two accretive acquisitions: CBSbutler Holdings Limited, a $65 million revenue staffing firm in the UK and firstPRO Georgia, a $20 million revenue US-based company in Georgia.  These acquisitions boosted our annualized revenue to approximately $265 million and doubled our trailing 12-month adjusted EBITDA to approximately $11 million.  Each of these acquisitions aligned with our growth strategy, was accretive (strong revenue and sustainable margins) and also fit at least one of our five strategic pillars (Accounting & Finance, IT, Engineering, Administration, and Light Industrial staffing).

•

Expanded our geographic footprint in the US and the UK:  On January 1, 2017 we were operational in five US states - Connecticut, Massachusetts, Rhode Island, New Hampshire, and North Carolina - and one location in the UK in the City of London.  By the end of 2017 we expanded our operations into three new states in the US - South Carolina, Georgia, and New York, which is also our headquarters - and one location in the UK in Greater London.   Additionally, we have expanded from 14 locations and 6 client on-site locations at the beginning of 2017 to 17 locations at the end of 2017 and 9 client on-sites, with 4 of the existing locations increasing in size, bringing the total internal headcount from approximately 185 people to 295 people.

•

Realigned our business into three main segments: Professional Staffing US, Commercial Staffing US, and Professional Staffing UK, each led by a regional president. This new corporate structure was specifically put in place to further advance our strategic goals of enhancing customer focus, driving revenue growth, maximizing efficiencies, and supporting accountability and ownership. We have appointed Paul Polito as President, Commercial Staffing US and Mark Darby as President, Professional Staffing UK, while our smallest business stream, Professional Staffing US, will continue to report directly to me until we complete an acquisition large enough to justify the additional management.

Following the two acquisitions completed in September 2017, we have moved into a new phase of our growth. Our goal for 2018 is to achieve approximately 10% organic growth and further improve margins through the execution of an intelligent integration program.

To achieve this objective, our team deployed a set of internal initiatives based on driving business development, improving productivity of revenue and gross profit per employee, removing duplicative overhead costs across businesses, sharing clients and real estate for the benefit of the entire group, and developing a stronger sense of enterprise-wide unity.

With respect to margins, we are pursuing a two-fold strategy:

a)

We have expanded our contracting / temporary-hire business sales team by 15 professionals, representing a 5% increase in our headcount. This business has historically provided higher margins, in additional to strong revenues and a high level of visibility, so we believe that a higher headcount will stimulate further growth.

b)

Take full advantage of new opportunities in the direct-hire business segment on a corporate basis.  We have noticed that our clients are demanding more permanent placements or direct-hire during this period of very low unemployment.  While our firstPRO and UK businesses have strong permanent placement history, some of our other business units have not tapped into this market.

This strategy has already produced results which we are seeing in the form of:

•

New agreements / new clients: almost without exception, each of our business units have established new client relationships and signed new agreements.  For example, Lighthouse Placement Services has engaged 21 new clients in just the first eight weeks of the new year, and the Commercial Staffing Business of Monroe Staffing Services has signed 40 new clients, of which 24 are already billing.

•

Expanded geographic coverage: we have evaluated several locations in the US and we expect to add at least two new locations before year-end. The manner in which we enter a new market is to find an anchor client, the revenue from which will cover the expansion cost to the new location (so that we have a break-even scenario from day one) and then add new clients as we expand sales force.

•

Intelligent cross-segment / cross-border cooperation: collaboration between our businesses is increasing, we have begun cross-fertilizing client contacts and opportunities, and sharing best practices.  Currently we have over 1,500 clients, with little more than a handful being serviced by more than one of our brands and just two locations, the City of London and Fort Mill, South Carolina, that house more than one brand. Additionally, to drive growth across geographies, we have identified several opportunities for cross-border cooperation and our senior executives in both the US and their counterparts in the UK have held a number of fruitful working sessions although this is still at a very early stage. This is fertile ground and represents a low-cost avenue to drive growth across geographies.

Our vision

As we continue the positive work on integrating existing businesses and taking advantage of internal synergies, our goal is to organically grow the company and achieve sustainable, profitable, enterprise-wide growth beginning in 2018.

Additionally, we aim to double our size to approximately $500 million in revenues over the course of the next two years.  We are now well positioned to take advantage of a fragmented staffing market   and are seeking additional accretive acquisitions that could each add at least $50 million in revenue.

We believe that this is the right time to enhance our investment community outreach, and introduce our story to a larger audience.  We plan to attend investment conferences throughout the year, and participate in non-deal roadshows to meet with investors in cities around the US.

Speaking on behalf of our entire management team and board of directors, I would like to reaffirm our commitment to building long-term value for our shareholders. Although we are proud of our accomplishments to date, we acknowledge that there is still much work to be done.  We are committed to this effort, and appreciate your ongoing support.

Last, but not least, I would like to extend my thanks and deepest gratitude to our global team of employees for the amazing work they continue to do day in and day out.  I am proud to call you colleagues.

For further information, please visit the “Investors” section of our website at: www.staffing360solutions.com/investors.html.

Respectfully,

Brendan Flood
Chairman & CEO
Staffing 360 Solutions, Inc.
Ticker: STAF

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com /+1 (646) 507-5711